Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

THE L.S. STARRETT COMPANY

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $1.00 par value	457(c) and 457(h)	500,000	$10.51	$5,255,000	0.00011020	$579.20
Equity	Class B Common Stock, $1.00 par value	-	500,000	-	-	-	-
Total Offering Amounts							$579.20
Total Fee Offsets							$0
Net Fee Due							$579.20

(1)

The number of shares of Class A Common Stock and Class B Common Stock, par value $1.00 per share (collectively, the “Common Stock”), of The L.S. Starrett Company (the “Company”) stated above consists of additional shares of Common Stock available for issuance under the Company’s 2022 Employees’ Stock Purchase Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock to be offered or sold as a result of the anti-dilution provisions of the Plan, including to prevent dilution resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) based on the average high and low prices of the registrant’s Common Stock as reported by the New York Stock Exchange on February 24, 2023 to be $10.37 and $10.65, respectively. Since no market exists for the shares of Class B Common Stock, which shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis, the 500,000 shares of Common Stock issuable under the 2022 Employees’ Stock Purchase Plan were calculated based on the stock price of Class A Common Stock.